Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 Post-Effective Amendment No. 1 of our report dated April 7, 2026 with respect to the audited consolidated financial statements of Jaguar Health, Inc. as of December 31, 2025 and 2024 for each of the two years in the period ended December 31, 2025 which report includes an explanatory paragraph regarding the company’s ability to continue as going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

Larkspur, California

August 11 , 2026